Exhibit 99.1

NEWS RELEASE

AT INTEGRATED CORP. RELATIONS:                                 AT THE COMPANY:

James Palczynski/Chad Jacobs                                                         Bob Aronson
203-222-9013                                                                                 Director of Investor Relations
                                                                                                        800-579-2302

                                                                                                        (baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Signs Definitive Agreement to Acquire Peebles Inc.

Board Authorizes $50 million Stock Repurchase Program

Company Provides Earnings Guidance

-- Acquisition Will Be Immediately Accretive --

-- Acquisition Represents Excellent Strategic and Operational Fit with Similar Smaller Market Focus, Comparable Merchandise Offerings and Complementary Geographic Markets --

HOUSTON, TX, October 7, 2003 - Stage Stores, Inc. (Nasdaq: STGS) ("Stage" or the "Company") today announced that it has entered into a definitive agreement to acquire Peebles Inc. ("Peebles"), a privately held retailer headquartered in South Hill, Virginia. Peebles, which has been in business for over 110 years, has a strong regional franchise with 136 stores located primarily in small and mid-size markets throughout 17 Mid-Atlantic, Southeastern and Midwestern states.

For the trailing twelve-month period ended August 2, 2003, Peebles had sales of approximately $311 million and net income of approximately $16.9 million. The anticipated consolidation of Stage and Peebles, which are in contiguous markets, will create a leading retailer of branded family apparel in small town America, with approximately 520 stores in 27 states and annual sales of approximately $1.2 billion.

Under the terms of the agreement, the total amount to be paid for the outstanding shares and options, as well as for certain transaction related costs, will be approximately $167 million in cash. Stage will also assume the outstanding balance under Peebles's revolving credit facility, which totaled $46.9 million at October 4, 2003, and will acquire Peebles's private label credit card portfolio, which had an aggregate balance of approximately $34 million as of the same date. Shortly after the acquisition is completed, Stage intends to sell Peebles's private label credit card portfolio and use the proceeds to retire debt.

--more--

Stage Signs Definitive Agreement to

Acquire Peebles; Board Authorizes

Stock Repurchase Program; Company

Provides Earnings Guidance

Page - 2

The transaction has been approved by the boards of directors of Stage and Peebles and is expected to close in early November 2003. Affiliates of Kelso & Company, a New York based investment firm that owns in excess of 90% of the common stock of Peebles, have agreed to vote for the transaction. The transaction is subject to Hart Scott Rodino approval. No assurances can be provided that the parties to the agreement will be successful in receiving the necessary regulatory approvals or that the transaction will be consummated.

Jim Scarborough, Chairman, President and Chief Executive Officer of Stage, commented, "This transaction represents an outstanding and unique opportunity for us to acquire a strong, successful and similarly focused retail company with a long history of providing excellent service, merchandise selection and quality to its customers. With a focus on smaller markets, comparable product offerings, and with no overlapping store locations, the strategic, operational and economic potential of this business combination is exceptional and should result in enhanced value for our shareholders, our customers, our employees and our suppliers."

Mr. Scarborough further stated, "In order to maximize the potential of this acquisition, our integration plan calls for us to keep the highly recognizable Peebles name on the stores and to operate these stores as a division of Stage, with the key members of their senior management team continuing in their present capacities. These executives will retain responsibility for merchandising, marketing, store operations and distribution for the new Peebles Division. Peebles has a very knowledgeable and experienced management team, with a solid track record of operating profitably and successfully growing their business. We look forward to collaborating with them to enhance profitability and growth opportunities for the combined Stage and Peebles operations."

Peebles's current Chief Executive Officer, Mike Moorman, will retire effective on the closing date after 39 years of service. Upon closing, Randy Lail, Peebles's current Chief Financial Officer with 16 years of service, will assume the position of Executive Vice President, Chief Operating Officer of the Peebles Division. Peebles' current senior management team members will report to Mr. Lail, with Mr. Lail reporting to Mr. Scarborough. "Randy's long history with Peebles, his extensive understanding and knowledge of Peebles markets and retailing concept and his strong business acumen make him ideally suited for this position," Mr. Scarborough added.

--more--

Stage Signs Definitive Agreement to

Acquire Peebles; Board Authorizes

Stock Repurchase Program; Company

Provides Earnings Guidance

Page - 3

Mr. Scarborough further stated, "We are extremely excited and enthusiastic about this transaction and the potential and promise that it holds. With the operational and financial strides that we have made at Stage over the last few years, coupled with investments in our personnel, systems and infrastructure, we are highly confident in our ability to successfully operate these two very complementary businesses. We look forward to expanding our geographic reach and we believe that our new markets will provide us with even more opportunities for profitable growth in the future."

Stock Repurchase Program

The Company also announced that its Board of Directors has authorized a $50 million Stock Repurchase Program. Under Stage's Stock Repurchase Program, the Company may repurchase, up to the Board authorized amount, its outstanding common stock from time to time, either on the open market or through privately negotiated transactions. The Stock Repurchase Program will be financed by the Company's cash flow and other liquidity sources. Additional amounts of its common stock may also be repurchased using the proceeds that the Company receives from the exercise of options under its 2001 Equity Incentive Plan, including the tax benefits that will accrue to the Company from the exercise of these options.

Mr. Scarborough concluded, "The combination of the Peebles acquisition and the Stock Repurchase Program represents the best use of our capital and cash flow. Together, these transactions not only increase our earnings power over the near term, but they also facilitate the strategic development of our business, improve our competitive position and should enable us to deliver excellent returns to our shareholders for many years to come."

Mike McCreery, Executive Vice President and Chief Financial Officer, added, "The net cash proceeds of approximately $171 million received from the sale of our private label credit card portfolio to Alliance Data's bank subsidiary will be the initial source of liquidity to fund these transactions. With the expected closing of the Peebles acquisition in early November, we will also realize the benefit of the significant cash that will be generated by Peebles during the fourth quarter. Accordingly, we anticipate that the amount of external financing required to complete both the Peebles acquisition and the Stock Repurchase Program will be nominal, and thus, will not impact our financial flexibility."

--more--

Stage Signs Definitive Agreement to

Acquire Peebles; Board Authorizes

Stock Repurchase Program; Company

Provides Earnings Guidance

Page - 4

Guidance Information

In conjunction with the quarter-to-date sales results, the recent sale of the Company's private label credit card portfolio and the anticipated closing of the Peebles acquisition at the beginning of the fourth quarter, the Company is issuing financial guidance for the third and fourth quarters of fiscal 2003. The guidance does not include any impact of the Stock Repurchase Program, as just described, in any of the periods.

Fiscal 2003 - 3rd Quarter:

For the third quarter ending November 1, 2003, the Company expects to report revenues in the range of $201 to $204 million and net income in the range of $11.8 to $13.0 million, or earnings of $0.58 to $0.63 per fully diluted share using an estimated diluted share count of 20.5 million shares. The third quarter outlook includes only five weeks of net credit income, due to the sale of the Company's private label credit card portfolio on September 12, 2003. In addition, the third quarter includes an estimated after tax gain from the sale of the credit card portfolio of $7.7 million and additional interest expense of $0.5 million after tax related to the write-off of unamortized debt issue costs associated with termination of the Company's former revolving credit facility.

Fiscal 2003 - 4th Quarter (Including Peebles):

The outlook for the fourth quarter ending January 31, 2004 is based on an anticipated closing of the acquisition in early November, and is before considering the impact of potential synergies, adjustments that might result from purchase price accounting, the potential sale of Peebles' private label credit card portfolio or transaction related expenses. The Company believes that it is likely to report revenues of between $367 and $381 million and net income in the range of $17.0 to $20.5 million, or earnings of $0.83 to $1.00 per fully diluted share using an estimated diluted share count of 20.5 million shares.

Fiscal 2003 - Full Year (Including Peebles in the 4th Quarter):

The outlook for the full 2003 fiscal year is based on an anticipated closing of the acquisition in early November, and is before considering the impact of potential synergies, adjustments that might result from purchase price accounting, the potential sale of Peebles's private label credit card portfolio or transaction related expenses. The Company believes it is likely to report sales in a range from $974 to $991 million and net income in the range of $51.3 to $56.0 million, or earnings of $2.54 to $2.77 per fully diluted share using an estimated diluted share count of 20.2 million shares.

--more--

Stage Signs Definitive Agreement to

Acquire Peebles; Board Authorizes

Stock Repurchase Program; Company

Provides Earnings Guidance

Page - 5

Conference Call Information

The Company will host a conference call on Wednesday, October 8, 2003, at 8:00 a.m. Eastern Time to discuss the items contained in this news release. All interested parties can listen to a live web cast of the Company's conference call by logging on to the Company's web site at www.stagestoresinc.com and then clicking on Investor Relations, then Webcasts, then the webcast link. As an alternative, individual investors and other interested parties can listen to the conference call web cast by logging on to www.companyboardroom.com, while institutional investors, who are members, can access the call through www.streetevents.com. A replay of the conference call will be available online at each web site until midnight on October 17, 2003.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities throughout the south central United States. The Company currently operates a total of 373 stores in 13 states under the Stage, Bealls and Palais Royal names. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook and expectations for the third quarter of the 2003 fiscal year, the fourth quarter of the 2003 fiscal year and the entire 2003 fiscal years, as well as comments regarding the anticipated benefits and plan of integration of the Peebles acquisition, the Company's outlook and expectations for the sales, earnings and accretive impact of the Peebles acquisition and the Company's belief that its current liquidity sources will be adequate to fund both transactions. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 23, 2003, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

####